FOR IMMEDIATE RELEASE

Contact:
Jill Swartz
Spotlight Communications
(949) 427-5172 ext. 701
Jill@spotlightmarcom.com

MVP REIT Acquires National Headquarters of Short-Term Lender in Las Vegas, Nev.

LAS VEGAS, Nev. (June 18, 2013) – MVP REIT Inc.  announced today the acquisition of an approximately 22,000-square-foot office building in Las Vegas, Nev. for $6.5 million. The acquisition of the property closed on June 14, 2013.

Located at 8860 W. Sunset Road, the two-story, single-tenant building was built in 2008 and is fully occupied by a national short-term lender, which uses the property as its national headquarters. The property has approximately 10 years remaining on its triple net lease, under which the tenant is responsible for the majority of the costs associated with maintaining the building.

“The acquisition of this property expands MVP REIT’s asset base and fits our acquisition criteria,” explained Mike Shustek, chairman and chief executive officer of MVP REIT. “The property is income-producing, enjoys a significant remaining lease term and is fully occupied.”

MVP REIT financed the acquisition through the assumption of $3,966,876 in existing debt and the transfer of approximately 285,744 of MVP REIT shares to the seller at $8.865 per share.

About MVP REIT, Inc.

MVP REIT intends to operate as a publicly registered, non-traded hybrid real estate investment trust. It is currently conducting a public offering of up to 55,555,556 shares of its common stock at $9.00 per share and up to an additional 5,555,556 shares of its common stock for issuance under its distribution reinvestment plan at $8.73 per share.

MVP REIT intends to use the proceeds from the offering to invest in a diversified portfolio of income- producing commercial real estate properties and loans secured by income-producing commercial real estate as well as to pay expenses and fees associated with the offering. MVP REIT intends to primarily focus its activities on assets located in the Western and Southwestern United States.

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Forward-looking statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “project”, “should”, “will”, and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  volatility in the debt or equity markets affecting our ability to acquire or sell real estate assets; national and local economic, business and real estate market conditions, including the likelihood of a prolonged economic slowdown or recession; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions and loans; and the performance of real estate assets and loans after they are acquired. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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